MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS FIRST QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended March 31, 2008, of $4,463,000, or $0.17 per common share, as compared to net income available for common shareholders of $7,833,000, or $0.31 per common share, for the first quarter of 2007. In the first quarter of 2007, Mid-America recorded total gains of $6,399,000 from the disposition of joint venture assets and incentive fees, and gains on insurance proceeds of $510,000; without these gains, net income available per common share in the first quarter of 2007 would have been $0.04.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $26,982,000, or $0.96 per share/unit, for the first quarter of 2008, as compared to $24,092,000, or $0.87 per share/unit, for the same quarter of 2007, an increase of 10%.  First quarter 2008 FFO per share/unit was 4 cents ahead of the mid-point of Mid-America’s guidance. Results for 2007 include FFO of $1,019,000, or 4 cents per share/unit, of incentive fee from the sale of Mid-America’s interest in a joint venture property, and excluding this, the increase in FFO per share/unit for 2008 was 16%. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	Strong operating results for the quarter helped to generate a 10% increase in FFO per share/unit over the same quarter a year ago.
•	The first quarter’s FFO performance of $0.96 per share/unit is a record for any quarter in Mid-America’s fourteen year history.
•	Same store net operating income, or NOI, increased 5.0% over the same quarter in the prior year, the second best performance for any first quarter of the last 12 years.
•
Physical occupancy at the end of the first quarter for the same store portfolio was a strong 95.6%, up 0.7% compared to the same quarter a year ago and a record high first quarter performance in Mid-America’s fourteen year history.

•	Strong pricing momentum continued as leasing concessions declined 46% on a same store basis and effective rent increased by 2.6% from the first quarter of 2007.
•
The number of residents moving out to purchase a house declined by 16% on a same-store basis as compared to the same quarter a year ago; resident turnover due to home buying declined to 25.5% of total turnover, from 29.3% a year ago.

•	Mid-America acquired one wholly-owned property in lease-up during the quarter, and its joint venture, Fund I, acquired two properties.
•	Mid-America completed the renovation and repositioning of 808 apartments in the first quarter of 2008 with rent increases averaging 12%.
•	Mid-America continues to be in a strong financial position as its fixed charge coverage ratio reached a record 2.40 for the quarter, up from 2.22 for the first quarter of 2007.

Acquisitions: New High-End Property Added to Portfolio
On January 10, 2008, Mid-America purchased Cascade at Fall Creek, a new 246-unit apartment community that was just completed in December.  The property is located adjacent to the Chalet at Fall Creek community which Mid-America purchased in July 2007. Both are located in the high-end planned community development of Fall Creek in the northeast Houston metro area. The property was 67% occupied at the end of the first quarter.

Fund I: New Growth Initiative Underway
Mid-America Multifamily Fund I, LLC, or Fund I, in which Mid-America is a 1/3 owner and serves as general partner, completed its first acquisition on January 17, 2008. Fund I purchased Milstead Village, a 310-unit apartment community in Kennesaw, GA, a high growth and upscale suburb in northwest Atlanta metro. Fund I plans to renovate and reposition this 1998-built property to a more upscale community.

On March 27, 2008, Fund I completed the acquisition of Greenwood Forest, a 316-unit apartment community built in 1994, and located in the FM1860/Champions area of northwest Houston, TX. Fund I plans major upgrades to this property.

New Development: Two New Development Projects Underway
St. Augustine II (124 apartments in Jacksonville, FL) and Copper Ridge I (216 apartments in Dallas, TX) are under construction and on schedule for completion in late 2008. We anticipate that the first units at St Augustine II will be complete in the third quarter of 2008, and at Copper Ridge I in the second quarter of 2008.

Initial leasing of Brier Creek II (200 apartments completed in the fourth quarter of 2007, in Raleigh, NC) continues to perform ahead of expectations and was 70% occupied at quarter end.

Property Redevelopment: Expanding and Generating Strong Investment Returns
Redevelopment of 808 apartment units was completed in the first quarter, at an average cost of $4,677 per unit, compared to 2,075 units redeveloped at $5,452 per unit for all of 2007. The average monthly rent increase achieved on the renovated apartments was $82, representing a 12% increase from the average rent level of non-renovated apartments. The projected unleveraged IRR on the renovation program is 12%. Mid-America anticipates completing the redevelopment of approximately 3,000 apartments this year with a total investment of $14 million. Mid-America also anticipates undertaking exterior repositioning projects at select communities in the second half of 2008, totaling approximately $2 million.

Operating Results: Continued Strength and Stable Outlook
Eric Bolton, Chairman and CEO, said “Our investment strategy focused on the high-growth Sunbelt region, diversified across markets providing a solid mix of growth and stability, and supported by a strong operating platform, continues to generate terrific performance.  As a result of the stable employment conditions throughout our markets, low levels of new apartment construction, less pressure from the single-family housing market and the benefits being captured from various revenue growth initiatives, we expect another year of solid operating results in 2008.  Fueled by one of the strongest first quarter operating performances we’ve captured over the last twelve years, overall FFO per share/unit results in the first quarter of 2008 are a record high for any quarter in our fourteen year history and were ahead of expectations.  With leasing traffic and occupancy levels running ahead of last year’s strong performance, we are off to a solid start in 2008.

“We think that as the year progresses the environment for making attractive acquisitions will improve.  Mid-America has a proven performance record of excellent execution on acquisition transactions and we are excited about the improving prospects to further leverage our strong operating platform with additional property investments.  Also, we have $50 million of new development and redevelopment projects underway and expect to capture steady new value growth from these initiatives as well as our three properties in lease-up over the course of this year and into 2009.”

Simon Wadsworth, Executive Vice-President and CFO, said “On April 3, 2008, we took advantage of the significant reduction in borrowing costs.  We locked the rate on $50 million of forward swaps that will be effective in the fourth quarter of 2008. We also have $110 million of debt refinancing to complete later in 2008 under attractive terms. We have $280 million of unused debt capacity at existing spreads, and our fixed charge coverage remains strong at 2.4 times.  With only a limited amount of new development obligations, one of the best dividend pay-out ratios in the sector and a sound operating outlook, Mid-America’s balance sheet is well positioned.”

First Quarter 2008 Same Store Results: Strong Performance

Percent Change From Three Months Ended March 31, 2007 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent
High Growth	5.0%	1.0%	7.9%	0.2%	2.9%
Growth & Income	3.6%	2.9%	4.0%	0.9%	2.1%
Stable Income	1.9%	2.9%	1.3%	1.4%	2.7%
Operating Same Store	3.9%	2.1%	5.1%	0.7%	2.6%
Total Same Store	3.8%	2.1%	5.0%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store revenue growth for the first quarter of 2008 was a solid 3.8% compared to the first quarter of 2007, with ending physical occupancy of 95.6%, a record high first quarter for Mid-America. Same-store lease concessions declined by 46% and dropped from 2.8% of net potential rent to 1.5%. Effective pricing was up 2.6% and average effective rent per unit now stands at $729. Unit turnover for the quarter declined on an annualized basis to 52.5% in 2008 from 54.1% in 2007. The number of residents leaving to buy a house declined to 25.5% of move-outs from 29.3% in the first quarter of 2007, and the number leaving us to rent a house increased only slightly from 3.1% of move-outs to 4.3% (generating a total of only 51 move-outs).

Same-store property expenses for the quarter increased by 2.1% compared to the prior year period. Property insurance costs dropped by 24%, reflecting the reduction in premiums effective July 1, 2007. Real estate tax expense increased by only 1.6% compared to the same quarter a year ago, but reflects a full-year increase in the accrual rate of 4.1% (very favorable results were achieved from appeals and negotiations in the second half of 2007).

NOI increased by 5.0% compared to the same quarter a year ago with continued strong performance in most of our markets, and especially Texas, Tennessee, and the Carolinas.

Excluded from the same-store group are eight properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same-store performance which includes this eight-property group.

Financing, Balance Sheet: Growing Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.40 for the first quarter of 2008, a record, compared to 2.22 for the same quarter a year ago, and above the apartment sector median. At quarter-end, debt was 52% of gross total assets, at the same level as last year, and Mid-America had approximately $280 million of unused debt capacity available.

In August, Mid-America has the opportunity to redeem the $155 million of 8.30% Series H Cumulative Redeemable Preferred Stock, or Series H Preferred, that is currently outstanding. If called, Mid-America will take a non-cash charge of $5,127,000 ($0.18 per share/unit) to write-off the original issuance costs.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $4.0 million for the first quarter of 2008, approximately $0.14 per share/unit, resulting in AFFO of $0.82 per share/unit compared to AFFO of $0.76 per share/unit in the first quarter of last year. Total property capital expenditures on existing properties were $5.7 million, plus $4.1 million of expenditures on the redevelopment program for the first quarter.

Common Dividend: $2.46 Annual Rate
Mid-America declared a quarterly common dividend of $0.615 per share/unit payable on April 30, 2008, to holders of record on April 15, 2008.  This represents Mid-America’s 57th consecutive quarterly dividend to shareholders/unitholders.

2008 Forecast
Mid-America’s management believes that its initial assumptions on which it based its forecast for 2008 continue to be reasonable.  Job growth and employment conditions, while moderating from 2007 performance, continues to reflect positive momentum and with the expectation of only modest delivery of new apartment supply, overall net positive absorption of apartment housing is expected to continue in Mid-America’s markets.  Additionally, most of Mid-America’s markets and submarkets have experienced only limited competition from rentals of over-supplied condominiums and single family houses over the last few years.

Management expects FFO per share/unit for 2008 to be in a range of $3.68 to $3.88 per share/unit. This assumes that Mid-America closes on the purchase of a lease-up property currently under contract, which is dilutive to 2008 FFO. The mid-point of Mid-America’s FFO forecast represents a 6½% growth rate. FFO for the second quarter of 2008 is expected to be $0.90 to $1.00, for the third quarter $0.87 to $0.97, and for the fourth quarter $0.90 to $1.00.

If Mid-America calls the Series H Preferred (initially callable in August), management expects FFO per share/unit to be in a range of $3.50 to $3.70 per share/unit, including 18 cents per share/unit of non-cash expense from the write-off of original issuance costs. In this event, guidance for the third quarter is equivalently reduced to $0.69 to $0.79 per share/unit.

Management continues to project full-year NOI to grow within a range of 4.0% to 5.0%, and revenues to grow in a range of 3½% to 4½%. Prior guidance of $150 million of wholly-owned acquisitions, $150 million of acquisitions in Fund I, and $60 million of dispositions, still seems to be a reasonable projection for the year, and management expects that at least one of Mid-America’s wholly-owned acquisitions will be a development property which will be dilutive to 2008 FFO.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss first quarter results and 2008 prospects on Friday, May 2, 2008, at 9:15 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 41,120 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, anticipated joint venture activity, anticipated revenue, expense, NOI, FFO or AFFO growth, renovation and development opportunities, property financing and equity funding. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of Mid-America’s markets, a decrease in job growth in Mid-America’s markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2008	2007
Property revenues	$ 92,116	$ 84,957
Management and fee income, net	28	34
Property operating expenses	(37,616)	(34,946)
Depreciation	(22,268)	(21,288)
Property management expenses	(4,258)	(4,413)
General and administrative	(2,920)	(2,672)
Income from continuing operations before non-operating items	25,082	21,672
Interest and other non-property income	108	94
Interest expense	(16,334)	(16,014)
Amortization of deferred financing costs	(628)	(561)
Incentive fee from real estate joint ventures	-	1,019
Net gains on insurance and other settlement proceeds	128	510
Loss on sale of non-depreciable assets	(3)	-
Income from continuing operations before minority interest and
investments in real estate joint ventures	8,353	6,720
Minority interest in operating partnership income	(532)	(1,038)
(Loss) gains from real estate joint ventures	(83)	5,380
Income from continuing operations	7,738	11,062
Discontinued operations:
Income from discontinued operations	-	262
Loss on sales of discontinued operations	(59)	-
Net income	7,679	11,324
Preferred dividend distribution	(3,216)	(3,491)
Net income available for common shareholders	$ 4,463	$ 7,833

Weighted average common shares - Diluted	25,756	25,289
Net income per share available for common shareholders	$0.17	$0.31

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2008	2007
Net income	$ 7,679	$ 11,324
Depreciation of real estate assets	21,961	20,971
Net gains on insurance and other settlement proceeds	(128)	(510)
Gain on dispositions within real estate joint ventures	-	(5,387)
Depreciation of real estate assets of discontinued operations (1)	-	133
Gains on sales of discontinued operations	59	-
Depreciation of real estate assets of real estate joint ventures	95	14
Preferred dividend distribution	(3,216)	(3,491)
Minority interest in operating partnership income	532	1,038
Funds from operations	26,982	24,092
Recurring capital expenditures	(3,867)	(2,958)
Adjusted funds from operations	$ 23,115	$ 21,134

Weighted average common shares and units - Diluted	28,180	27,778
Funds from operations per share and unit - Diluted	$0.96	$0.87
Adjusted funds from operations per share and unit - Diluted	$0.82	$0.76

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		March 31,	December 31,
		2008	2007
Assets
Real estate assets
Land		$ 217,974	$ 214,743
Buildings and improvements		2,074,804	2,044,380
Furniture, fixtures and equipment		58,350	55,602
Capital improvements in progress		20,187	12,886
Accumulated depreciation		(638,039)	(616,364)
Land held for future development		2,300	2,360
Commercial properties, net		8,121	6,778
Investments in and advances to real estate joint ventures		6,847	168
Real estate assets, net		1,750,544	1,720,553
Cash and cash equivalents		7,059	17,192
Restricted cash		3,521	3,724
Deferred financing costs, net		15,924	15,219
Other assets		18,730	23,028
Goodwill		4,106	4,106
Total assets		$ 1,799,884	$ 1,783,822

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,271,773	$ 1,264,620
Accounts payable		1,569	1,099
Accrued expenses and other liabilities		102,522	77,252
Security deposits		8,734	8,453
Total liabilities		1,384,598	1,351,424
Minority interest		28,838	28,868
Redeemable stock		2,068	2,574
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		261	257
Additional paid-in capital		853,334	832,511
Accumulated distributions in excess of net income		(426,789)	(414,966)
Accumulated other comprehensive income		(42,488)	(16,908)
Total shareholders' equity		384,380	400,956
Total liabilities and shareholders' equity		$ 1,799,884	$ 1,783,822

SHARE AND UNIT DATA (in thousands)

	Three months ended
	March 31,
	2008	2007

Weighted average common shares - Basic	25,628	25,087
Weighted average common shares - Diluted	25,756	25,289
Weighted average common shares and units - Basic	28,052	27,576
Weighted average common shares and units - Diluted	28,180	27,778
Common shares at March 31 - Basic	26,000	25,183
Common shares at March 31 - Diluted	26,130	25,383
Common shares and units at March 31 - Basic	28,423	27,672
Common shares and units at March 31 - Diluted	28,554	27,873

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force
Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.